Filed pursuant to Rule 433 Registration Statement Nos. 333-162219 and 333-162219-01 August 11, 2011

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Commodities     Equities     FX     Indices

                                                    View performance over: 1 day

                                                   (V): Quotation from yesterday

Market                                   Last price      Performance     % Products  Document   Chart
Amex Biotech                             1087.51                         -1.86%**
DAX                                      5613.42                         -5.13%**
DJIA                                     10938.28                        -1.58%**
Dow Jones Industrial Average             10961.97                        -0.06%**
Euro Stoxx 50 Index (Official)           2153.77                         -6.12%**
FTSE 100                                 5007.16                         -3.05%**
Hang Seng                                19783.67                        +2.34%**
Nikkei 225                               9038.74                         +1.05%**
Protected Investment Fund 1 UK Growth    2119.93                         -0.67%**
S and P 500                              1147.79                         -0.87%**

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. If the securities are Capital Protected Notes, please bear in mind that they protect your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal
Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital
Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V. ") and The Royal Bank of Scotland
plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the
"SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by
The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arran ge to send you the prospectus if you request it by calling toll free 1 -(888) 644-2048.

** From close of business yesterday

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